Exhibit 10.15

Amendment I to Employment Agreement

This agreement constitutes an amendment dated June 09, 2022, of that certain agreement (“Agreement”) entered into on April 25, 2021, by and between Security Matters Ltd., Israeli company number 51-512577-6 of Ketura, Israel (“Company”) and Limor Moshe Lotker, Israeli ID number 028019743 of 4 Bernstein cohen, Ramat Hasharon, Israel (“Employee”). Each a “Party” and, together, the “Parties”.

Whereas,	Company is contemplated a merger with a Nasdaq SPAC (“Transaction”), which may require a change in the financial department of Company and thus the Parties agreed to amend the Agreement;

As of the date of this document, the terms of employment of Employee shall be under the Agreement, with the following changes:

1	Employee shall be entitled , to the following one-time bonuses, according to sections 2 and 3 of Annex A of the Agreement, which bonuses shall not apply towards calculation of social deductions:

1.1

a bonus at the gross amount of ILS 450,000, which shall be awarded to Employee as follows: a. ILS 100,000 shall be awarded to Employee in the June 2022 salary, due to the workload of the preparation of the F4 of the Transaction; and b. ILS 350,000 upon the salary paid after commencement of trade on NASDAQ of Company after the Transaction, but if until such date such event did not occur, the date of payment of December 2022 salary, or at end of employment, if by Company, the earlier of. Company will deduct all taxes and mandatory payments required by Company and Employee, including income tax, social security, health tax, etc., from the bonus amount to be paid to Employee.

1.2	On June 30, 2022, all unvested ESOP options of Employee will be accelerated and become fully vested.

1.3

In addition, Employee will be entitled, under section 3 of Annex A, to an additional 200,000 options vested upon commencement of trade on NASDAQ of Company after the Transaction with an exercise price of AUD 0.20 to be issued, subject to approval of the Board and immediately thereafter. Company will reimburse Employee on the difference if the options are issued at a higher exercise price.

2

Section 8.4 of Annex A, is replaced with: “Employee shall be required to give Company 30 days prior notice in the event of termination of this employment agreement, provided that termination of employment by employee will not enter into effect before 31 December 2022”

3	In Annex B, Section 3.2 (with sections 3.3, 3.4, 3.5 shall be amended to be 3.2.1, 3.2.2, 3.2.3) will be amended to apply for 5 years in lieu of 2 years.

This amendment cancels and replaces any prior version of amendment 1 (or other) to the Agreement and any notice of Company or Employee as to termination of employment.

Employee	Company

By: Haggai Alon, CEO